CONFIDENTIAL TREATMENT REQUESTED

Exhibit 10.1

Ixia
2015 Senior Officer Bonus Plan
(As adopted by the Compensation Committee of the Board of Directors of Ixia on June 26, 2015)
I.    Background and Purpose.
This 2015 Senior Officer Bonus Plan (this “Plan”) is effective as of June 26, 2015 (the “Effective Date”) and sets forth the terms under which certain senior officers of Ixia and/or its subsidiaries (each, an “Eligible Officer,” as further defined below) may earn and receive an annual cash incentive award (an “Annual Bonus”) based upon Ixia’s 2015 financial performance. Ixia and its subsidiaries are individually and collectively referred to herein as the “Company.”
Ixia believes that a portion of each Eligible Officer’s annual compensation should be “at risk” and directly linked to the Ixia’s consolidated financial performance. This Plan is designed to motivate Eligible Officers to achieve certain financial results for Ixia and to reward Eligible Officers for the achievement of those results. Ixia believes that the achievement of those results is important for Ixia’s success.
The Compensation Committee of Ixia’s Board of Directors (the “Committee”) will administer and have final authority on all matters relating to this Plan. The Committee may interpret and construe this Plan, decide any and all matters arising under or in connection with this Plan, and correct any defect, supply any omission, or reconcile any inconsistency in this Plan. All Annual Bonus payouts under this Plan are subject to the prior approval of the Committee as provided herein. All decisions by the Committee regarding this Plan will be made in the Committee’s sole discretion and will be final and binding on all persons having or claiming any interest in this Plan.
II.    Eligible Officers.
The Committee may, from time to time, designate one or more senior officers of the Company as Eligible Officers. As of the Effective Date, the individuals identified in Exhibit A attached hereto, in their capacities with Ixia set forth opposite their names in such exhibit, have been designated by the Committee as Eligible Officers and are eligible to participate in this Plan.
An Eligible Officer whose title and/or responsibilities with the Company change after the Effective Date but who remains an officer of the Company will remain an Eligible Officer and will be entitled to continue to participate in this Plan on the same terms and conditions that applied immediately prior to such change, unless such Eligible Officer’s participation in this Plan is modified by the Committee pursuant to a duly adopted Committee resolution.
In order to earn and be eligible to receive an Annual Bonus under this Plan, an Eligible Officer must be employed by the Company as an Eligible Officer on the date on which such Annual Bonus is paid, unless such requirement has been, or is, waived by the Committee pursuant to a duly adopted Committee resolution.
III.    Bonus Pool.
As soon as is reasonably practicable following the end of Ixia’s 2015 fiscal year, the Committee will determine, in accordance with the terms of this Plan, and approve the funding (if any) for a single cash bonus pool (the “Bonus Pool”) for both (i) Eligible Officers and (ii) certain other employees of the Company who are not subject to this Plan (the “Other Employees”). The Bonus Pool will be used to pay Annual Bonuses to Eligible Officers and cash bonuses to the Other Employees (“Employee Bonuses”) under the terms of an employee bonus plan (the “Employee Bonus Plan”) that is intended to encourage and reward those Other Employees’ efforts on behalf of the Company in 2015. The Bonus Pool will also be used to discharge the Company’s liability for any taxes (e.g., FICA, FUTA, and similar taxes) due and payable by the Company with respect

CONFIDENTIAL TREATMENT REQUESTED

to any Annual Bonuses and Employee Bonuses that are paid by the Company. The method for calculating the Bonus Pool funding is set forth below.

Definitions

As used herein, the following terms shall have the meanings set forth below:

“Additional Adjusted Operating Income” means the product of Additional Adjusted Operating Margin and Revenue.

“Additional Adjusted Operating Margin” means the amount (if any) by which Adjusted Operating Margin exceeds [***]%. As an example, if Adjusted Operating Margin equals [***]%, then Additional Adjusted Operating Margin shall mean 3.3% (i.e., [***]% minus [***]%).

“Adjusted Operating Income” means Ixia’s operating income from continuing operations calculated on a consolidated basis for the fiscal year ending December 31, 2015, except that such operating income shall be adjusted to (i) add back all amounts that have been or will be paid out from the Bonus Pool, and (ii) exclude any equity incentive compensation expenses, restructuring charges, impairment charges, acquisition-related amortization and other M&A-related charges or income, costs and expenses incurred in connection with or related to litigation or investigations arising outside the Company’s ordinary course of business, costs and expenses that are unusual in nature or infrequent in occurrence, and similar charges or income.

“Adjusted Operating Margin” means the ratio (expressed as a percentage) of Adjusted Operating Income to Revenue.

“Revenue” means Ixia’s consolidated revenues for the fiscal year ending December 31, 2015.

Bonus Pool Funding Calculations

The amount of Bonus Pool funding (if any) will be calculated based upon Ixia’s Adjusted Operating Margin. If Ixia’s Adjusted Operating Margin is less than or equal to [***]%, then the Bonus Pool will not be funded and no Annual Bonuses will be paid under this Plan. If, on the other hand, Ixia’s Adjusted Operating Margin is greater than [***]%, then the Bonus Pool will be funded as follows:

•	90% of any amounts that are part of the first $20,000,000 of Additional Adjusted Operating Income will be contributed to the Bonus Pool; and

•	50% of any amounts that are part of the second $20,000,000 of Additional Adjusted Operating Income will be contributed to the Bonus Pool.

No amounts other than those expressly set forth above will be contributed to the Bonus Pool.

Solely for illustration purposes, set forth below are three examples of how the Bonus Pool may be funded.

Example #1: If Ixia’s Additional Adjusted Operating Income equals $5,000,000, then a total of $4,500,000 will be contributed to the Bonus Pool (i.e., 90% of $5,000,000).

Example #2: If Ixia’s Additional Adjusted Operating Income equals $25,000,000, then a total of $20,500,000 will be contributed to the Bonus Pool (i.e., 90% of the first $20,000,000, and 50% of the next $5,000,000).

Example #3: If Ixia’s Additional Adjusted Operating Income equals $50,000,000, then a total of $28,000,000 will be contributed to the Bonus Pool (i.e., 90% of the first $20,000,000, 50% of the second $20,000,000, and 0% of the remaining $10,000,000).

***CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.
CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

CONFIDENTIAL TREATMENT REQUESTED

IV.    Annual Bonuses.

If the Compensation Committee determines that the Bonus Pool is funded, then at the time of or promptly following the Committee’s determination and approval of the amount of the Bonus Pool, the Committee will determine in accordance with this section and then approve the amounts of the Annual Bonuses payable to the Eligible Officers who, as of the date of such determination (the “Determination Date”), are eligible to receive Annual Bonuses hereunder.

Definitions

As used herein, the following terms shall have the meanings set forth below:

“Base Salary” means the total amount of base salary actually earned by an Eligible Officer for work performed for the Company as an officer or employee of the Company during Ixia’s 2015 fiscal year. For the avoidance of doubt, Base Salary does not include, among other things, reimbursement for moving expenses, relocation benefits, bonuses for any fiscal year, stock option or other equity incentive compensation, benefits received from participation in an employee stock purchase plan, discretionary bonuses, disability benefits, sign-on bonuses, 401(k) Plan matching contributions, vacation/PTO cash outs, on call pay, and similar payments.

“Bonus Factor” means, for each Eligible Officer, the product of that individual’s Bonus Percentage and his or her Base Salary.

“Bonus Percentage” refers to a fixed percentage of an Eligible Officer’s Base Salary. The Bonus Percentage for each Eligible Officer as of the Effective Date is set forth in Exhibit A attached hereto. The Committee shall establish the Bonus Percentage for any individuals designated as Eligible Officers by the Committee following the adoption of this Plan.

“Available Bonus Pool Funds” means the total amount contributed to the Bonus Pool pursuant to the foregoing section of this Plan, less (i) the total amount of all Employee Bonuses previously paid to, or that will be paid to, Other Employees under the terms of the Employee Bonus Plan, (ii) the total amount of the Company’s liability for any taxes (e.g., FICA, FUTA, and similar taxes) that have been paid or will become due and payable by the Company with respect to any Employee Bonuses or Annual Bonuses, and (iii) any additional amount that the Committee chooses, in its sole discretion, to deduct. However, in no event shall the Available Bonus Pool Funds be less than $0.

Annual Bonus Calculations

The Committee will use the following mathematical formula to calculate each Eligible Officer’s Annual Bonus hereunder:

(A / B) x C

For purposes of the foregoing formula:

A = such Eligible Officer’s Bonus Factor;

B = the sum of all of the Bonus Factors for all Eligible Officers who, as of the Determination Date, are eligible to receive Annual Bonuses hereunder; and

C = the Available Bonus Pool Funds.

CONFIDENTIAL TREATMENT REQUESTED

V.    Payment Timing.

Each Annual Bonus that becomes payable to an Eligible Officer hereunder will be paid in one lump sum (subject to applicable withholding taxes and other deductions) promptly following the Determination Date and in any event on or prior to March 15, 2016.
VI.    Clawback.
In the event that any of the Company’s consolidated financial statements for 2015 are restated, or the Company announces that any such statements will be restated, in either case to reflect a less favorable financial condition or less favorable results of operations than previously determined and/or reported, then the Committee has the absolute right in its sole discretion to not pay, to reduce, to delay the payment of, or to recover all or a portion of any Annual Bonus awarded to any Eligible Officer pursuant to the terms of this Plan. However, subject to the following paragraph, any such recovery must occur prior to the third anniversary of the date on which such Annual Bonus was paid.

Any amounts paid under this Plan will also be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which its securities are listed or as is otherwise required by applicable law.

CONFIDENTIAL TREATMENT REQUESTED

Exhibit A
Eligible Officers

Name	Capacity	Bonus Percentage
Bethany Mayer	President and Chief Executive Officer	100%
Errol Ginsberg	Chief Innovation Officer	70%
Dennis Cox	Chief Product Officer	60%
Marie Hattar	Chief Marketing Officer	60%
Brent Novak	Chief Financial Officer	60%
Alexander J. Pepe	Chief Operating Officer	70%
Matthew S. Alexander	Senior Vice President, General Counsel, and Corporate Secretary	60%
Ronald W. Buckly	Senior Vice President, Corporate Affairs	60%
Walker Colston	Senior Vice President, Support	60%
Raymond de Graaf	Senior Vice President, Operations	60%
Hans-Peter Klaey	Senior Vice President, Global Sales	100%
Christopher L. Williams	Senior Vice President, Human Resources	60%